Exhibit 10.01

STOCK PURCHASE AGREEMENT

by and between

David J. John

and

BANKGUAM HOLDING COMPANY

Dated as of May 27, 2016

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 27, 2016, is made and entered into by and among BANKGUAM HOLDING COMPANY, bank holding company formed under the laws of the Territory of Guam (hereinafter referred to as, the “Buyer”), and DAVID J. JOHN, (hereinafter referred to as the “Seller”). Each of Seller and Buyer is sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller currently owns 79.25% of the issued and outstanding capital stock outstanding of ASC TRUST CORPORATION (hereinafter referred to as “ASC” or the “Company”); and whereas Seller has agreements in place to purchase 1% of capital stock shares outstanding from Donald H Clark and 10% of capital stock shares outstanding from the estate of Pedro P. Ada; and

WHEREAS, ASC’s only capital stock authorized, issued and outstanding is common stock (“Common Stock”);

WHEREAS, Buyer desires to purchase and acquire a certain amount of the issued and outstanding Common Stock of ASC pursuant to the terms and conditions herein; and

WHEREAS, Seller desires to sell a certain amount of the issued and outstanding Common Stock of ASC pursuant to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Article I

Definitions

Section 1.1 Definitions.

The following terms have the following meanings when used herein:

“Acquired Companies” means, collectively, the Company and the Company Subsidiaries, if any.

“Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreement” shall mean and refer to this Agreement and all Exhibits attached hereto, as such Agreement may from time to time be amended, supplemented or otherwise modified.

“Ancillary Stockholders’ Agreement” means the Stockholders’ Agreement with the terms attached hereto as Exhibit “A”.

“Business Day” shall mean and refer to a day of the year on which commercial banks are open for business in the Territory of Guam.

“Buyer Title, Authorization and Brokers’ Warranty” means a representation and warranty in Sections 5.2 and 5.4.

“Closing Date” shall mean and refer to any date on which a Closing actually occurs.

“Code” shall mean and refer to the Internal Revenue Code of 1986, as amended, or any other legislation of similar purport as may be substituted therefor at any time and any Regulations promulgated pursuant to the provisions hereof.

“Company Permits” means authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and Company Subsidiaries to carry on their respective businesses.

“Confidentiality Agreement” means that certain confidentiality agreement related to the Parties.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of any of the Acquired Companies.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Day” shall mean and refer to each and any calendar day.

“Enterprise Value” shall mean the Fair Market Value of ASC determined by Mercer Capital on November 19, 2015, shown in Exhibit “B”.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Equity Interests” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefore.

“Exhibit C Seller’s Disclosure Schedule” are disclosures set forth on Exhibit C to this Agreement.

“Fair Market Value of the Company” means the price, expressed in terms of cash and cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open an unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the related facts.

“GAAP” means generally accepted accounting principles as consistently applied in the United States from time to time.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial, regulatory, quasi-governmental or arbitral authority.

“Group Income Tax Return” means any federal, state, local or foreign Income Tax Return that any Seller or any of its affiliates (other than any of the Company or the Company Subsidiaries) file with any of the Company or the Company Subsidiaries on a consolidated, combined or unitary basis.

“Income Tax Return” means any Tax Return related to Income Taxes.

“Income Taxes” means any income, franchise, net profits, excess profits or similar Taxes imposed or measured on the basis of net income.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligation secured thereby has been assumed; (d) all guarantees by such person of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty.

“Intellectual Property” means all intellectual property or other proprietary rights, including but not limited to patents, trademarks, service marks, trade names, domain names, trade dress, copyrights, trade secrets, know-how, computer software (including source and object code) and databases and data collections.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” and words of similar import mean, with respect to Seller, the actual knowledge of each Seller, President of the Company, the Chief Compliance Officer of the Company, Chief Financial Officer, Chief Operating Officer and Chief Information Officer or such similarly situated officers of the Company after due and reasonable inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of a Governmental Entity.

“Liabilities” means any direct or indirect Indebtedness, liability, commitment or other obligation, whether fixed or unfixed, known or unknown, asserted or unasserted, secured or unsecured, matured or unmatured, accrued, incurred, absolute, contingent or otherwise.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance.

“Losses” means, with respect to any person, any demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, including all interest, penalties, reasonable attorneys’ fees and expenses and reasonable amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim, including any amounts paid in settlement thereof, against or affecting such person.

“Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business of the Company and the Company Subsidiaries, taken as a whole; or on the ability of any Party to consummate timely the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change, event, state of facts or development generally affecting the general political, economic or business conditions of the United States or regions in which the Company does business or generally affecting the industry of any Company or Company Subsidiary, and in each case which does not disproportionately affect any Company or Company Subsidiary relative to other companies in the same industry; (b) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; and (c) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions.

“Material Contract” means each agreement, joint venture agreement, purchase order and any other purchase and sale agreement, service agreement, license agreement, technology agreement, manufacture or vendor agreement, supply agreement, debt agreement and any other agreement to which any of the Company or Company Subsidiaries is a party or by which any of them are bound that (a) requires aggregate payments by or to any Company or Company Subsidiary in excess of $50,000 on an annual basis, (b) has a term of one year or more (that cannot be terminated at will by the applicable Company or Company Subsidiary), (c) grants to any of the Company or Company Subsidiaries the right to use Intellectual Property (other than shrink-wrap, click-wrap and off-the-shelf software licenses, and other licenses for software that is commercially available on reasonable terms to the public generally), (d) is for capital expenditures in excess of $50,000; (e) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness of an Acquired Company as the debtor, other than accounts receivables and payables in the Ordinary Course of Business; (f) licenses or otherwise grants rights in any Company Intellectual Property to any person, (g) contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any person, or otherwise prohibits or limits the right of any Acquired Company to make, sell or distribute any products or services, and/or (h) was entered into other than in the Ordinary Course of Business or contains or provides for an express undertaking by an Acquired Company to be responsible for consequential damages.

“Mercer Capital Valuation” means the valuation of the Company as set forth in Mercer Capital’s November 19, 2015 valuation of the Company attached hereto as Exhibit A to this Agreement.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions.

“Ordinary Course of Business” means an action taken by a person if such action is consistent with the past practices of such person (or persons performing similar functions) and is taken in the ordinary course of the normal day-to-day operations of such person.

“Permitted Liens” means Liens for current Taxes not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings, in each case for which adequate specific reserves have been recorded in line items of the relevant Company’s or Company Subsidiaries’ books and records.

“Person” or “person” shall mean and refer to an individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization, Governmental Entity or other entity or judicial entity.

“Representative(s)” means a person’s trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, affiliates and other representatives.

“Required Minimum Capital Reserve” means the minimum about of capital the Company is required to hold in its accounts by Law.

“Seller’s Title, Authorization and Brokers’ Warranty” means a representation and warranty in Sections 4.3, 4.4, 4.5, 4.6, 4.21, 4.27 and 4.30.

“Subsidiary”, “subsidiary”, “Subsidiaries or “subsidiaries” means with respect to any person any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests; the holders of which are generally entitled to (a) vote for the election of the board of directors or other governing body of such corporation or other legal entity or (b) share in the profits or capital of such legal entity.

“Stock” shall mean the issued and outstanding capital stock of ASC Trust Company.

“Tax” or “Taxes” means (a) any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes; and (b) liability of the Company or any Company Subsidiaries for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability of the Company or any Company Subsidiaries for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity with respect to any Tax.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Company Common Stock (including any real property or leasehold interest transfer or gains tax and any similar Tax), or any other transaction contemplated by this Agreement.

“Updated Enterprise Value” means the Fair Market Value of an entity based on and substantially similar to the valuation conducted by Mercer Capital on the Company on November 19, 2015, attached hereto as Exhibit B, that set the Enterprise Value.

Section 1.2 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

“2014 Audited Financial Statements”	Section 4.9.1(a)(i)
“2015 Interim Balance Sheet”	Section 4.9.1(b)(i)
“2015 Interim Income Statement”	Section 4.9.1(c)(i)
“Agreement”	Preamble

“ASC”	Recitals
“Audited Financial Statement”	Section 4.9.1(a)(iii)
“Audited Financial Statements”	Section 4.9.1(a)(iii)
“Buyer”	Preamble
“Buyer Indemnification Deductible”	Section 10.2.3(a)
“Buyer Disclosure Schedule”	Article V
“Buyer Indemnitee”	Section 10.2.1
“Claims Notice”	Section 10.3
“Closing”	Section 2.2
“Closings”	Section 2.2
“Common Stock”	Recitals
“Company”	Recitals
“Company Benefit Plan”	Section 4.14.1
“Company By-laws”	Section 4.4
“Company Charter”	Section 4.4
“Company Common Stock”	Section 4.5
“Company Intellectual Property”	Section 4.19.1
“Company Regulatory Agreement”	Section 4.20
“Company Subsidiaries”	Section 4.3
“Company Subsidiary”	Section 4.3
“ERISA”	Section 4.14.1
“First Closing”	Section 2.2
“First Closing Date”	Section 2.2
“First Closing Purchased Stock Purchase Price”	Section 2.3
“Indemnified Party”	Section 10.3
“Indemnifying Party”	Section 10.3
“Interim Balance Sheet”	Section 4.9.1(b)(iii)
“Interim Balance Sheets”	Section 4.9.1(b)(iii)
“Interim Financial Statements”	Section 4.9.1(c)(iii)
“Interim Income Statement”	Section 4.9.1(c)(iii)
“Interim Income Statements”	Section 4.9.1(c)(iii)
“Parties”	Recitals
“Party”	Recitals
“Purchase Price”	Section 2.2.3
“Second Closing”	Section 2.2
“Second Closing Audited Financial Statements”	Section 4.9.1(a)(ii)
“Second Closing Date”	Section 2.2
“Second Closing Interim Balance Sheet”	Section 4.9.1(b)(ii)
“Second Closing Interim Income Statement”	Section 4.9.1(c)(i)
“Second Closing Purchased Stock Purchase Price”	Section 2.3.2
“Seller”	Preamble
“Seller Indemnification Deductible”	Section 10.2.4(a)
“Seller Consents”	Section 4.7.1
“Seller Indemnitee”	Section 10.2.2
“Stockholders Agreement”	Section 7.2.7
“Survival Period”	Section 10.1
“Third Closing”	Section 2.2
“Third Closing Audited Financial Statements”	Section 4.9.1(a)(iii)
“Third Closing Date”	Section 2.2
“Third Closing Interim Balance Sheet”	Section 4.9.1(b)(iii)
“Third Closing Interim Income Statement”	Section 4.9.1(c)(i)

“Third Closing Purchased Stock Purchase Price”	Section 2.3.3
“Third Party Claim”	Section 10.4.1
“Third Party Claimant”	Section 10.4.1

Section 1.3 Interpretation.

In this Agreement, the singular includes the plural and the plural includes the singular; words importing any gender include all other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible, visible form; references to sections (or any subdivision of a section), articles, schedules, annexes and exhibits are to those of this Agreement unless otherwise indicated; the words “including” and “include” shall be deemed to be followed by the words “without limitation”; the words “herein”, “hereto”, “hereunder”, “herein below”, and the like shall mean and refer to this Agreement as a whole and not merely to the specific section, clause or paragraph in which the respective work may appear; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement; references to money or dollars shall be deemed to be monetary currency of the United States of America unless otherwise specifically stated; and references to Persons include their respective permitted successors and assigns, and in the case of governmental entities, the Persons succeeding their respective functions and capacities.

Article II

Purchase and Sale of Capital Stock

Section 2.1 Purchase and Sale of Stock.

Subject to and upon the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller Seller’s rights, title and interest in, to or under ceratin Stock free and clear from all liabilities, liens and encumbrances of agreed upon number of shares of ASC on the dates specified in this agreement.

Section 2.2 Closing Dates.

The sale is agreed to be completed over a period of five years and contain three separate closings: the “First Closing”, “Second Closing” and “Third Closing” (each individually a “Closing” and collectively, the “Closings”). The date on which the First Closing occurs shall be the “First Closing Date,” the date on which the Second Closing occurs shall be the “Second Closing Date” and the date on which the Third Closing occurs shall be the “Third Closing Date.”

Section 2.2.1 First Closing. On a date after June 1, 2016 (as mutually agreed to by the Parties), and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from seller 1,000 shares of Common Stock of ASC which equals twenty-five (25%) of the Stock of ASC.

Section 2.2.2 Second Closing. On April 1, 2019, and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller shares of Stock of ASC which equals twenty (20%) of the Stock of ASC.

Section 2.2.3 Third Closing. On April 1, 2021, and subject to the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller 1, shares of Stock of ASC which equals twenty (25%) of the Stock of ASC.

Section 2.3 Purchase Price.

Section 2.3.1 First Closing Purchase Price. The purchase price for the Stock purchased on the First Closing is the amount of $[***]. (the “First Closing Purchased Stock Purchase Price”). The First Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount represents 25% of the Enterprise Value of $[***] pursuant to the valuation completed by Mercer Capital on November 19, 2015 (See Exhibit “B” of this agreement for additional valuation detail). This amount will be paid on the First Closing Date.

Section 2.3.2 Second Closing Purchase Price. The purchase price for the Stock purchased on the Second Closing will be such amount that equal twenty percent (20%) of the Updated Enterprise Value of the Company, as reasonably determined based on a valuation to be conducted in Q4 2018 using the same valuation formulas used to set the Enterprise Value for the First Closing (the “Second Closing Purchased Stock Purchase Price”). The Second Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount will be paid in connection with the Second Closing.

Section 2.3.3 Third Closing Purchase Price. The purchase price for the Stock purchased on the Third Closing will be such amount that equal twenty-five percent (25%) of the Updated Enterprise Value of the Company, as reasonably determined based on a valuation to be conducted in Q4 2020 using the same valuation formulas used to set the Enterprise Value for the First Closing (the “Third Closing Purchased Stock Purchase Price”). The Third Closing Purchased Stock Purchase Price is subject to adjustments as set forth in this Agreement. This amount will be paid in connection with the Third Closing.

Section 2.4 Final Review.

Nothing contained in this Agreement shall act as a waiver of either Party’s right to terminate this Agreement pursuant to the terms of Section 8.1 herein.

Section 2.5 Excluded Obligations.

It is specifically understood and agreed that Buyer shall not be responsible for any debts, liabilities, obligations or contracts of Seller of any kind and nature.

Section 2.6 Reserve Requirements.

ASC is a Guam Based Trust Corporation and as such is required to maintain minimum capital reserves. As of the First Closing, the capital requirement is $[***]. The Buyer will be responsible for their share of the reserve requirement at the time of each closing. For the First Closing the Buyer will be responsible for $[***] (25% of $[***]). Such share is based on the ownership percentage of the Company by a stockholder.

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Section 2.7 Excess Reserves.

The Enterprise Value computed by Mercer Capital reflects the value of ASC before considerations of capital structure. At the time of the First Closing, excess reserves (reserves in excess of $[***]) will be paid to the existing shareholders of record of ASC in the form of an ex-dividend. All other cash and cash equivalents, including but not limited to operational cash, as well as regular accounts payables and receivables will remain in ASC.

Article III

Closing

Section 3.1 Time and Place of Closing; Effective Date.

Upon the terms and subject to the conditions contained in this Agreement, the consummation of the transactions contemplated hereunder shall take place at each Closing and shall take place as follows.

Section 3.1.1 Time and Place of First Closing. The First Closing will take place on a date after June 1, 2016 (as mutually agreed to by the Parties), and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910.

Section 3.1.2 Time and Place of Second Closing. The Second Closing will take place on April 1, 2019, and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910. If ASC has moved offices prior to the Second Closing, then the Company’s new address will become the place of the Second Closing.

Section 3.1.3 Time and Place of third Closing. The Third Closing will take place on April 1, 2021, and subject to and following the fulfillment of the conditions set forth in this Agreement and the Ancillary Stockholders’ Agreement, at the offices of ASC Trust Corporation, 120 Father Duenas Avenue, Suite 110, Capitol Plaza, Hagåtña, Guam, 96910. If ASC has moved offices prior to the Third Closing, then the Company’s new address will become the place of the Third Closing.

Section 3.2 Actions and Deliveries by the Seller.

Subject to all of the terms and conditions herein contained, the Seller shall tender and deliver each of the following instruments and documents to Buyer at or prior to each relevant Closing.

Section 3.2.1 First Closing. 1,000 shares of ASC Stock representing twenty-five percent (25%) of the issued and outstanding capital stock of ASC.

Section 3.2.2 Second Closing. The number of shares of ASC Stock representing twenty percent (20%) of the issued and outstanding capital stock of ASC.

Section 3.2.3 Third Closing. The number of shares of ASC Stock representing twenty-five percent (25%) of the issued and outstanding capital stock of ASC.

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Section 3.3 Actions and Deliveries by the Buyer.

Subject to all of the terms and conditions herein contained, the Buyer shall tender and deliver to the Seller each of the following items, instruments and documents at or prior to each relevant Closing.

Section 3.3.1 First Closing. Cash in the amount of $[***] representing the First Closing Purchased Stock Purchase Price plus $[***] representing Buyer’s proportionate share of reserve funds specified under Section 2.6.

Section 3.3.2 Second Closing. Cash representing the First Closing Purchased Stock Purchase Price and Buyer’s proportionate share of reserve funds specified under Section 2.6.

Section 3.3.3 Third Closing. Cash representing the Third Closing Purchased Stock Purchase Price and Buyer’s proportionate share of reserve funds specified under Section 2.6.

Article IV

Representations and Warranties of Seller

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein and in the Exhibits attached hereto, Seller hereby represents and warrants to and agrees and covenants with Buyer as of the date hereof and as of each Closing Date as follows:

Section 4.1 Governmental Authorizations and Regulations.

No investigation or review by any governmental entity with respect to Seller or the Company is pending or threatened, nor has any governmental entity indicated an intention to conduct the same. No notice to or consent or approval of any governmental agency, authority or instrumentality is required to effectuate the transactions contemplated by this Agreement.

Section 4.2 Absence of Undisclosed Liabilities.

Except as otherwise provided herein, none of the Stock to be acquired by Buyer hereunder is subject to any liabilities or obligations of any kind or nature whatsoever, secured or unsecured, whether accrued, absolute, contingent or otherwise, due or to become due, or arising out of any transactions entered into or any state of facts existing prior to each Closing.

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Section 4.3 Organization and Qualification; Subsidiaries.

Section 4.3.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that do not, or would not reasonably be expected to, have a Material Adverse Effect. Section 4.3 of Exhibit C Seller’s Disclosure Schedule sets forth a true and complete list of the subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”), together with each Company Subsidiary’s (i) authorized capital stock, and (ii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury. Except as set forth on Exhibit C Seller’s Disclosure Schedule, neither the Company nor any Company Subsidiary holds an Equity Interest in any other person.

Section 4.4 Organizational and Governing Documents.

Seller has made available to Buyer correct and complete copies of the articles of incorporation and/or certificates of incorporation of the Company (as amended through the date hereof, the “Company Charter”) and by-laws of the Company (as amended through the date hereof, the “Company By-laws”). Seller has made available to Buyer a complete and correct copy of the relevant organizational and governing documents, each as amended and in effect on the date hereof, of each of the Company Subsidiaries. Buyer will have the opportunity to review all Company organizational documents prior to each Closing. No Acquired Company is in default under or in violation of any provision of its organizational and governing documents.

Section 4.5 Capitalization; Ownership.

Except as set forth on Section 4.5.1 of Exhibit C Disclosure Schedule:

Section 4.5.1 The authorized capital stock of the Company consists solely of the number of shares of Common Stock as set forth on Section 4.5.1 of Exhibit C Seller’s Disclosure Schedule (the “Company Common Stock”). The number of shares of the Company Common Stock that are issued and outstanding are set forth on Section 4.5.1 of Exhibit C Seller’s Disclosure Schedule. Each outstanding share of the Company Common Stock is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Seller free and clear of all Liens, options, rights of first refusal, agreements, limitations on Seller’s voting rights and other encumbrances of any nature whatsoever. There are no other shares of capital stock of the Company other than the Company Common Stock.

Section 4.5.2 There are no options, warrants, contracts, commitments or other rights to acquire capital stock of the Company, or securities convertible into or exchangeable for capital stock of the Company, or phantom equity, stock appreciation rights or profits interests with respect to the Company. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any Equity Interests or other securities of Company, or any right to vote for the election of directors of any Company or to vote on any other matter.

Section 4.5.3 Each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by the Company free and clear of all Liens, options, rights of first refusal, agreements, limitations on the Company’s voting rights and other encumbrances of any nature whatsoever.

Section 4.5.4 There are no options, warrants, contracts, commitments or other rights to acquire capital of any Company Subsidiary, or securities convertible into or exchangeable for capital stock of any Company Subsidiary or any phantom equity, stock appreciation rights or profits interests with respect to any Company Subsidiary. No holder of Indebtedness of any Company Subsidiary has any right to convert or exchange such Indebtedness for any Equity Interests or other securities of any Company Subsidiary, or any right to vote for the election of directors of any Company Subsidiary or to vote on any other matter.

Section 4.6 Authority; Enforceability.

Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Stockholders’ Agreement, to perform its obligations hereunder and under each such Ancillary Stockholders’ Agreement and to consummate the transactions contemplated by this Agreement that are to be consummated by Seller. The execution and delivery of this Agreement and the Ancillary Stockholders’ Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity. Upon the execution and delivery by Seller of the Ancillary Stockholders’ Agreement, the Ancillary Stockholders’ Agreement will, assuming due authorization, execution and delivery by Buyer, constitute legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity.

Section 4.7  No Conflict; Required Filings and Consents.

Section 4.7.1 The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement and the transactions contemplated hereby by Seller will not, (a) conflict with or violate any provision of any documents related to Seller, (b) conflict with or violate any provision of the Company Charter or the Company By-laws or the organizational and governing documents of any Company Subsidiary, (c) assuming that all consents, approvals, authorizations and permits described in Section 4.7.2 have been obtained and all filings and notifications described in Section 4.7.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Seller, the Company or Company Subsidiaries or by which any property or asset of Seller, the Company or Company Subsidiaries is bound, or (d) except as set forth in Section 4.7.1 of Exhibit C Seller’s Disclosure Schedule (the “Seller Consents”), if any, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Seller, the Company or Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license or Company Permits.

Section 4.7.2 The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, other than as set forth on Section 4.7.2 of Exhibit C Seller’s Disclosure Schedule.

Section 4.8  Compliance With Law; Permits.

Section 4.8.1 The operation of the business of the Acquired Companies is, and for the two (2) years prior to a Closing has been, in compliance in all material respects with all applicable Laws. Each of the Company and the Company Subsidiaries holds, owns or possesses all Company Permits required to conduct its business as currently conducted, which Company Permits are valid and in full force and effect. Each of the Company and Company Subsidiaries is, and for the two (2) years prior to a Closing has been, in material compliance with its obligations under such Company Permits.

Section 4.8.2 Except as would not be material to the Acquired Companies, taken as a whole, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the organizational and governing documents, applicable state and federal law and regulation and common law. None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

Section 4.9  Financial Statements.

Section 4.9.1 Seller has made available to Buyer:

(a) (i) with respect to the First Closing, the consolidated audited financial statements for the Company for the fiscal year ended December 31, 2014 (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “2014 Audited Financial Statements”), (ii) with respect to the Second Closing, the consolidated audited financial statements for the Company for the fiscal year immediately preceding the Second Closing (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “Second Closing Audited Financial Statements”) and (iii) with respect to the Third Closing, the consolidated audited financial statements for the Company for the fiscal year immediately preceding the Third Closing (and including, as applicable, the notes thereto and the reports of the auditors thereon, a “Third Closing Audited Financial Statements” and each of the 2014 Audited Financial Statements, Second Closing Audited Financial Statements and Third Closing Audited Financial Statements, an “Audited Financial Statement” and collectively the, “Audited Financial Statements”);

(b) (i) with respect to the First Closing, the unaudited consolidated balance sheet of the Company as of December 31, 2015 (the “2015 Interim Balance Sheet”), (ii) with respect to the Second Closing, the unaudited consolidated balance sheet of the Company as of the quarter that immediately preceded the Second Closing (the “Second Closing Interim Balance Sheet”) and (iii) with respect to the Third Closing, the unaudited consolidated balance sheet of the Company as of the quarter that immediately preceded the Third Closing (the “Third Closing Interim Balance Sheet” and each of the 2015 Interim Balance Sheet, Second Closing Interim Balance Sheet and Third Closing Interim Balance Sheet, an “Interim Balance Sheet” and collectively, the “Interim Balance Sheets” ); and

(c) (i) with respect to the First Closing the unaudited consolidated income statements and cash flows of the Company as of December 31, 2015 (the “2015 Interim Income Statements”), (ii) with respect to the Second Closing the unaudited consolidated income statements and cash flows of the Company as of the quarter that immediately preceded the Second Closing (the “Second

Closing Interim Income Statements”) and (iii) with respect to the Third Closing the unaudited consolidated income statements and cash flows of the Company as of the quarter that immediately preceded the Third Closing (the “Third Closing Interim Income Statements” and each of the 2015 Interim Income Statements, Second Closing Interim Income Statements and Third Closing Interim Income Statements, an “Interim Income Statements” and together with the Interim Balance Sheet, the “Interim Financial Statement” and collectively, the “Interim Financial Statements” ).

Section 4.9.2 Except as set forth on Section 4.9.2 of Exhibit C Seller’s Disclosure Schedule, each Audited Financial Statement and Unaudited Financial Statement with respect to a Closing have been prepared in accordance with GAAP consistently applied throughout the periods covered by such Audited Financial Statements and Unaudited Financial Statements, respectively, and present fairly the consolidated financial position of the respective Acquired Companies as of such dates and the results of operations and cash flows for the respective periods then ended, as applicable, except in the case of the Unaudited Financial Statements, for year-end audit adjustments and the inclusion of footnote disclosures.

Section 4.10 Books and Records.

The books of account, minute books, stock record books and other records of the Acquired Companies, all of which have been made available to Buyer, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. At the time of each Closing, all of such books and records will be in the possession of the respective Acquired Company representative. The minute books of each Acquired Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Acquired Company’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.11 Accounts Receivable and Accounts Payable.

All notes and accounts receivable are reflected properly on an Audited Financial Statements, the Unaudited Financial Statements or the accounting records of the Acquired Companies as of the relevant Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Company has maintained its accounts receivable and accounts payable in the ordinary course. The Company has incurred accounts payable in the ordinary course of business and not avoided paying accounts payable in the ordinary course since the last Interim Financial Statement.

Section 4.12 No Undisclosed Liabilities.

Section 4.12.1 No Acquired Company has any Liability except for (a) Liabilities accrued or expressly reserved for in line items in the Audited Financial Statements or Unaudited Financial Statements and (b) Liabilities incurred in the Ordinary Course of Business after the date of the Unaudited Financial Statements that immediately preceded the relevant Closing.

Section 4.12.2  The Acquired Companies do not have any Indebtedness (other than trade credit arising in the Ordinary Course of Business) at each Closing.

Section 4.13 Absence of Certain Changes or Events.

Except as disclosed on Section 4.13 of Exhibit C Seller’s Disclosure Schedule, since the date of the relevant Audited Financial Statements that immediately preceded the relevant Closing, the Acquired Companies have conducted their operations in the Ordinary Course of Business and there has not been any event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Audited Financial Statements that immediately preceded the relevant Closing, there has not been with respect to any Acquired Company any:

Section 4.13.1 amendment to its articles of incorporation or bylaws or other comparable charter or organizational and governing documents (except for changes previously consented and agreed to in writing by Buyer, including but not limited to adding an 80% approval for certain actions);

Section 4.13.2  change in its authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Lien on any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities;

Section 4.13.3 (i) incurrence of any Indebtedness, (ii) issuance, sale or amendment of any debt securities or warrants or other rights to acquire any debt securities, guarantee of any debt securities of another person, entry into any Contract to maintain any financial statement condition of another person, (iii) loans, advances or capital contributions to, or investment in, any other person, other than any Acquired Company outside of the Ordinary Course of Business;

Section 4.13.4 sale, lease, license, pledge or other disposition of or Lien (other than Permitted Liens) on any of its properties or assets (other than individual sales for an amount not exceeding $50,000);

Section 4.13.5 acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or person or (ii) of any assets that are material to any Acquired Company individually or in the aggregate, except purchases in the Ordinary Course of Business;

Section 4.13.6  damage to, or destruction or loss of, any of its assets or properties with an aggregate value to any Acquired Company in excess of $25,000, whether or not covered by insurance;

Section 4.13.7 (i) increase in the compensation or fringe benefits of, or payment of any bonus to, any director, officer, employee or consultant or other independent contractor, (ii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iii) payment of any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or Contracts or awards made thereunder or (v) any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

Section 4.13.8 settlement or compromise in connection with any legal proceeding;

Section 4.13.9 capital expenditure or other expenditure with respect to property or equipment in excess of $50,000 in the aggregate for the Acquired Companies taken as a whole;

Section 4.13.10 change in accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;

Section 4.13.11 change in payment or processing practices or policies regarding inter-company transactions;

Section 4.13.12 acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;

Section 4.13.13 effect a recapitalization of the Company or its equity;

Section 4.13.14 make distributions;

Section 4.13.15 change, amend, revise or adjust dividend policies; and

Section 4.13.16 authorization of or Contract by any Acquired Company to take any of the actions described in this Section 4.11.

Section 4.14 Employee Benefit Plans.

Section 4.14.1  Section 4.12.1 of Exhibit C Seller’s Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Acquired Companies), which are maintained, sponsored or contributed to by the Acquired Companies, or under which the Acquired Companies have any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

Section 4.14.2  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Acquired Company has performed all of its obligations under each Company Benefit Plan, in each case in all material respects in accordance with the terms of such Company Benefit Plan and in material compliance with all applicable Laws, including ERISA and the Code.

Section 4.14.3  Except as otherwise specifically provided under this Agreement, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Benefit Plan or constitute a “deemed severance” or “deemed termination” under any Company Benefit Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Acquired Companies that would be a material liability of the Acquired Companies after Closing.

Section 4.15 Labor and Other Employment Matters.

Section 4.15.1 The Acquired Companies are, and have been for each of the three (3) years preceding a Closing, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Acquired

Companies is or has been a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Acquired Companies, or has applied to represent or to the Knowledge of Seller is attempting to organize so as to represent such employees. In the three (3) years prior to each Closing Date there has been no, and there is no pending or, to the Knowledge of Seller, threatened, work stoppage, slowdown or labor strike against any of the Acquired Companies.

Section 4.15.2 There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters.

Section 4.16 Material Contracts.

Section 4.16.1  Set forth in Section 4.16.1 of Exhibit C Seller’s Disclosure Schedule is a correct and complete list of each Acquired Company’s Material Contracts.

Section 4.16.2 Except as set forth in Section 4.16.1 of Exhibit C Seller’s Disclosure Schedule, each Material Contract is legally valid and binding on the respective Acquired Company party thereto and each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Each Acquired Company has performed all obligations required to be performed by it prior to the date hereof under each Material Contract. To the Knowledge of Seller, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract prior to the date hereof. None of the Acquired Companies has received notice of any material violation or default under (or any condition which with the passage of time or the giving of notice would cause such a material violation of or default under) any Material Contract.

Section 4.16.3 No event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Acquired Company or, to the Knowledge of Seller, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Liens on any shares of any Acquired Company or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any person to exercise any remedy or obtain any relief under, any Material Contract, nor has any Acquired Company given or received notice or other communication alleging the same.

Section 4.16.4 None of the Material Contracts is under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of any Material Contract and the Seller has no Knowledge that any party to a Material Contract does not intend to renew it at the end of its current term.

Section 4.17 Litigation.

None of the Seller nor any of the Acquired Companies is a party to or subject of any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or the Acquired Companies. There is no injunction, order, judgment, regulatory restrictions (other than those of general application that apply to similarly situated banks) or decrees imposed upon Seller or the Acquired Companies, or the assets of the Acquired Companies.

Section 4.18 Environmental, Health and Safety Matters.

Section 4.18.1  Each Acquired Company is, and for the two (2) years prior to each Closing, has been, in compliance in all material respects with applicable Environmental Laws and Occupational Safety and Health Laws.

Section 4.18.2  None of the Acquired Companies has received any written notice, demand, letter or claim alleging that such Acquired Company is in violation of, or liable under, any Environmental Law or Occupation Safety and Health Law.

Section 4.19 Intellectual Property.

Section 4.19.1  Except as set forth in Section 4.19.1 of Exhibit C Seller’s Disclosure Schedule, (a) the Acquired Companies own, or are licensed or otherwise possess rights to use, all Intellectual Property used by the Acquired Companies as of the date hereof and on each Closing Date (collectively, the “Company Intellectual Property”) in the manner that it is currently used by the applicable Acquired Company, (b) neither Company nor any of its Subsidiaries has received written notice from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, neither Company nor any of its Subsidiaries has interfered in any respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party; (c) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property; (d) neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights; (e) no Acquired Company owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property and (f) neither the Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

Section 4.19.2 Except as set forth in Section 4.19.2 of Exhibit C Seller’s Disclosure Schedule, none of the Acquired Companies has received written notice within two (2) years of a Closing Date that any of the Acquired Companies is infringing any Intellectual Property right of any person.

Section 4.19.3 Each Acquired Company has obtained from each current and former employee, consultant and other independent contractor with access to Company Intellectual Property an executed proprietary information and inventions assignment agreement (containing no exceptions or exclusions from the scope of its coverage). To the Knowledge of Seller, none of those current or former employees, consultants or other independent contractors has violated any of those Contracts.

Section 4.19.4 The Acquired Companies use commercially reasonable efforts to maintain and protect the Intellectual Property owned by them that is material to the businesses of the Acquired Companies.

Section 4.20 Agreements with Regulatory Agencies.

Except as is not material, neither the Company nor any Company Subsidiary, and none of Seller with respect to the business of the Acquired Companies, is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since five (5) years prior to the First Closing and two (2) years prior to the Second Closing and Third Closings, respectively, has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions adopted at the request or suggestion of any Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seller’s Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since five (5) years prior to the First Closing and two (2) years prior to the Second Closing and Third Closings, respectively, by any Governmental Entity that it is considering issuing or requiring any such Company Regulatory Agreement.

Section 4.21 Investment Securities.

Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) each of the Company and the Company Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the Ordinary Course of Business consistent with prudent business practices to secure obligations of the Company or any of the Company Subsidiaries and except for such defects in title or Liens that would not be material to the Company and the Company Subsidiaries and (b) such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

Section 4.22 Real Property and Assets.

Section 4.22.1 Except as set forth in Section 4.22 of Exhibit C Seller’s Disclosure Schedule, the personal property of the Acquired Companies will, as of the Closing Date, constitute all of the personal property required to conduct the Acquired Companies’ businesses in all material respects as conducted on the date hereof. Each Acquired Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, free and clear of any Liens except Permitted Liens.

Section 4.22.2 Each Acquired Company’s personal property and the structural elements of the Leased Real Property are in all material respects in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted.

Section 4.23 Taxes.

Except as set forth on Section 4.23 of Exhibit C Seller’s Disclosure Schedule:

Section 4.23.1 All Income Tax and other material Tax Returns required to be filed either separately or as a member of an Affiliated Group by or with respect to the Company and the Company Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all respects. All Taxes due and owing (whether or not shown or required to be shown on any Tax Returns) have been paid.

Section 4.23.2  All material Taxes required to be withheld by the Company and the Company Subsidiaries have been withheld and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.23.3  No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against any of the Company or the Company Subsidiaries that remains unpaid, except for deficiencies that are being contested in good faith by appropriate proceedings and for which adequate reserves has been taken. There are no ongoing or pending audits, examinations or other administrative or judicial proceedings with respect to any Taxes of the Company or the Company Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or the Company Subsidiaries.

Section 4.23.4  There are no material Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Company Subsidiaries.

Section 4.23.5  None of the Company or the Company Subsidiaries is a party to or has any obligation under any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement.

Section 4.23.6 No claim has been made by an authority in a jurisdiction where the Company or any Company Subsidiaries do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

Section 4.23.7 The Seller has made available to the Buyer correct and complete copies of all applicable income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiaries filed or received since December 31, 2011.

Section 4.23.8 Neither the Company or any Company Subsidiaries are a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law). The Seller is a United States person as defined in Code § 7701(a)(30). The Company and each Company Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any Company Subsidiary (a) has been a member of an Affiliated Group filing a combined, consolidated, or unitary Tax Return (other than a group the common parent of which was the Seller) or (b) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Company Subsidiary has ever been, nor will they be at a Closing, a United States Real Property Holding Corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

Section 4.23.9 The unpaid Taxes of the Company and its Subsidiaries (a) did not, as of the date of the immediately preceding Interim Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the immediately preceding Interim Financial Statements (rather than in any notes thereto) and (b) do not exceed that reserve as adjusted for the passage of time through the immediately preceding Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns. Since the date of the immediately preceding Interim Financial Statements, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business.

Section 4.23.10 Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the relevant Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) intercompany transactions occurring at or prior to a Closing or any excess loss account in existence at a Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to a relevant Closing Date; or (e) prepaid amount received on or prior to a relevant Closing Date.

Section 4.23.11 Neither the Company nor any Company Subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

Section 4.23.12 Neither the Company nor any Company Subsidiary are, nor at any time have been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

Section 4.23.13 Neither the Company nor any Company Subsidiary has entered into any “reportable transaction” as defined in Treasury Regulation 1.6011-4.

Section 4.23.14 Neither the Company nor any Company Subsidiary has agreed, and is not required, to make, any adjustment under section 481(a) of the Code, and no Governmental Entity has proposed in writing any such adjustment or change in accounting method.

Section 4.23.15 Buyers shall not be liable or responsible for any Taxes of the Seller with respect to the Purchased Common Stock.

Section 4.24 Certain Business Relationships With Affiliates.

Except as set forth in Section 4.22 of Exhibit C Seller’s Disclosure Schedule, (a) no Acquired Company is, or has in the two (2) years prior to a Closing been, a party to any contract with any Seller or any of Seller’s affiliates, or any current director, officer or employee of any of the Acquired Companies, (b) none of the current directors, officers of employees of the Acquired Companies is, or has in the two (2) years prior to a Closing been, a party to any contract with a Seller or any Seller’s affiliates (except for the Acquired Companies), (c) neither Seller nor any of their affiliates (except for the Acquired Companies) provide material services to any Acquired Company or (d) none of the Acquired Companies provides material services to Seller or any of their affiliates.

Section 4.25 Investment Advisor and Broker Dealer.

No Acquired Company is an investment advisor or broker dealer.

Section 4.26 Insurance.

All insurance policies of the Acquired Companies have been and are in full force and effect, all insurance premiums due thereon have been paid in full when due, and no notice of cancellation or termination has been issued or received by any of the Acquired Companies. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been canceled within two (2) years of a Closing and, to the Knowledge of Seller no threat has been made to cancel, or to materially increase the premium with respect to, any insurance policy of any of the Acquired Companies during such period.

Section 4.27 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Seller or the Acquired Companies.

Section 4.28 Capital Reserves.

The Company has the Required Minimum Capital Reserves in the accounts of the Company.

Section 4.29 Indebtedness.

Prior to the First Closing, the only liabilities the Company has are listed on the financial statements provided for closing.

Section 4.30 Rights of First Refusal and Company Consent.

Prior to each Closing, Seller shall have received written waivers of any rights of first refusal with respect to or rights to purchase Seller’s Stock. Seller shall have received any consents of the Company that may be required, if any.

Section 4.31 Purchase of Other Stockholders’ Equity.

Prior to the First Closing, Seller shall have entered into transactions to purchase all of the capital stock of the Company that any other stockholders of the Company hold or own in the Company.

Section 4.32 Disclosure.

No representation or warranty of Seller in this Agreement and no statement in the Seller’s Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given by Seller pursuant to Section 6.4 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading. Seller has no Knowledge of any fact or circumstance that has specific application to any Acquired Company (other than general economic or industry conditions) that could constitute a Material Adverse Effect that has not been set forth in this Agreement or the Seller’s Disclosure Schedule.

Article V

Representations and Warranties of Buyer

Except as set forth in the Disclosure Schedule delivered by Buyer to Seller concurrently with the execution of this Agreement and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”) (it being agreed that any matter disclosed pursuant to any section of the Buyer Disclosure Schedule shall be deemed disclosed for purposes of any other section of the Buyer Disclosure Schedule to the extent the applicability of the disclosure to such section is reasonably apparent), Buyer hereby represents and warrants to Seller as of the date hereof and as of each Closing Date as follows:

Section 5.1  Organization and Qualification.

Buyer is a bank holding company duly organized, validly existing and in good standing under the laws of Guam. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect.

Section 5.2  Authority; Enforceability.

Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Stockholders’ Agreement, to perform its obligations hereunder and under each such Ancillary Stockholders’ Agreement and to consummate the transactions contemplated by this Agreement that are to be consummated by Buyer. The execution and delivery of this Agreement and the Ancillary Stockholders’ Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity. Upon the execution and delivery by Buyer of the Ancillary Stockholders’ Agreement, the Ancillary Stockholders’ Agreement will, assuming due authorization, execution and delivery by Seller, constitute legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity.

Section 5.3 No Conflict; Required Filings and Consents.

Section 5.3.1 The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby, by Buyer will not, (a) conflict with or violate any provision of Buyer’s organizational and governing documents (b) assuming that all consents, approvals, authorizations and permits described in Section 5.3.2 have been obtained and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or (c) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other legally binding obligation to which Buyer is party.

Section 5.3.2 The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except as may be set forth on Section 5.3.2 of the Buyer Disclosure Schedule.

Section 5.4 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Buyer or any affiliate of Buyer.

Section 5.5 Financing.

Buyer will have available to it at each Closing on an unconditional basis, all funds necessary to consummate the transactions contemplated hereby and to perform its obligations hereunder.

Section 5.6 Securities.

Buyer hereby acknowledges that the Company’s Common Stock are not registered under the Securities Act of 1933, as amended, or registered or qualified for sale under any applicable securities Law of the United States or any other country or any state or province of the United States or any other country and cannot be resold without registration thereunder or exemption therefrom. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Company’s Common Stock and has the ability to bear the economic risks of such investment.

Article VI

Covenants

Section 6.1 Cooperation; Consents.

Seller shall cause the Acquired Companies to and Buyer shall do all things reasonably practicable and use commercially reasonable efforts to fulfill the conditions precedent to the other Party’s obligations under this Agreement; provided, that neither Buyer, Seller nor the Acquired Companies shall be required to make or cause to be made any payment to any third party to secure any Seller Consents. Without limiting the generality of the foregoing, the Parties shall cooperate with, and do all things reasonably requested to assist, one another: (a) in the prompt preparation and filing of any filings required by Law; (b) in determining whether action by or in respect of, or filing with, any Governmental Entity is required, proper or advisable or any actions, Seller Consents or waivers are required to be obtained from persons to any Material Contract, in connection with the transactions contemplated by this Agreement; and (c) in seeking to obtain any such actions, Seller Consents or waivers or to make any such filings in a timely fashion. The Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any other applicable Governmental Entity and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to applicable Law. Any such supplemental information shall be in substantial compliance with the requirements of the applicable

Law. Each Party shall use its commercially reasonable efforts to obtain expiration or termination of the waiting period under Law or any Seller Consent required under such other applicable Law for the consummation of the transactions contemplated by this Agreement; provided, however, that Seller and Buyer acknowledge and agree that “commercially reasonable efforts” shall in no event include the sale of any assets or divestitures by Seller or Buyer. Filing fees required in connection with any filings and fees required to be paid to any other Governmental Entity shall be borne by Seller. All other fees, expenses and disbursements incurred in connection with the matters referred to in this Section 6.1 shall be borne by Seller. In carrying out their obligations under this Section 6.1, each of the Parties shall keep the other Party fully informed of all communications with any Governmental Entity and shall not submit or otherwise provide any information to such Governmental Entity without first having provided a reasonable opportunity to the other Party to comment upon such information and to participate in any meetings, telephone calls or other communications with such Governmental Entity.

Section 6.2 Access.

Subject to the terms of the Confidentiality Agreement, after receiving written request from Buyer, Seller shall cause the Acquired Companies to afford Buyer reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, books and records, and other documents and financing, operating and other data of the Company and Company Subsidiaries that Buyer may reasonably request; provided, however, that (a) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company or any Company Subsidiary; and (b) neither Seller nor the Company shall be required to (or cause any Company Subsidiary to) confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided, that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege).

Section 6.3 Public Announcements; Confidentiality.

Section 6.3.1 The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement and, except as may be required by applicable Law or any securities exchange on which the securities of a Party or an affiliate are listed, neither Party shall issue any such press release or make any such public statement without the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing or any contrary term contained in the Confidentiality Agreement, except as may be required by applicable Law or any securities exchange on which the securities of a Party or an affiliate are listed and except as provided in Section 6.3.2, neither Party shall disclose the terms of this Agreement without the prior written approval of the other Party (which approval will not be unreasonably withheld, delayed or conditioned).

Section 6.3.2 A Party may disclose the terms of this Agreement without the prior written approval of the other Party to (a) its respective affiliates and its and their respective directors, officers, employees, agents, consultants and other advisors and representatives, (b) in the case of Buyer only, to providers or proposed providers of debt or equity financing in connection with any financing of the transactions contemplated by this Agreement, and the respective directors, officers, employees, agents, consultants and other advisors and representatives of such financing providers and proposed financing providers, in the case of (a) and (b) in each case to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Stockholders’ Agreement or the financing of the transactions contemplated by this Agreement (the persons set forth in (a) and (b) being, collectively, the “Restricted Persons”), and (c) in the case of Buyer only, any subsequent acquirer or proposed acquirer of the issued share capital of Buyer or of all or substantially all of the businesses of Buyer. Each Party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 6.3 and will be responsible for any breach or violation of such obligations by its Restricted Persons.

Section 6.3.3 From and after each Closing, Seller will, and will cause each of its Restricted Persons to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other person, the Confidential Information, except as may be required by applicable Law or any securities exchange on which the securities of Seller or any of its Restricted Persons are listed.

Section 6.3.4 If a party or any of its respective Restricted Persons become compelled by applicable Law to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (a) give the other party immediate written notice of such requirement, (b) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (c) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other party, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

Section 6.4 Notice of Certain Matters.

From the date hereof and on each October 1 and April 1 through the Third Closing, each Party (the “Disclosing Party”), upon obtaining knowledge of such matter, shall promptly give notice to the other Party of (a) the occurrence, or failure to occur of any event which occurrence or failure would be likely to cause any representation or warranty of the Disclosing Party contained in this Agreement to be untrue or inaccurate in a manner reasonably likely to result in the failure of a condition set forth in Article VII, and (b) any failure of the Disclosing Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement in a manner reasonably likely to result in the failure of a condition set forth in Article VII. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Seller’s Disclosure Schedule with respect to any event or matter arising or occurring after the date of this Agreement (the “Supplemental Disclosures”). In any such event, unless this Agreement is terminated pursuant to Article VIII prior to the Closing, each Supplemental Disclosure shall be deemed to have modified and qualified the representations and/or warranties made by Seller, insofar only as such representations and/or warranties are made as of the relevant Closing Date. No Supplemental Disclosure or other notice under this Section 6.4 shall be effective to modify or qualify any representation and/or warranty made by Seller as of the date of this Agreement or any preceding Closing Date and the rights of Buyer in respect of such representations and/or warranties shall survive the relevant Closing. Notwithstanding the foregoing, no notice under this Section 6.4 shall be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article VII or a Party’s right to terminate this Agreement pursuant to Article VIII.

Section 6.5 Investigation by Buyer.

Seller acknowledge that Buyer has entered into this Agreement on the basis of and in reliance upon the representations and warranties made by Seller in this Agreement and has been induced by them to enter into this Agreement. None of the representations and warranties made by Seller in this Agreement shall be deemed in any way modified or discharged by reason of any review, analysis, investigation or inquiry made or to be made by or on behalf of Buyer.

Section 6.6 ASC Philippines.

Seller shall bear and pay all costs associated with dissolution and liquidation of ASC Philippines.

Article VII

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement.

The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.1.1 No Order. No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), and there must not have been commenced or threatened any proceeding, in each case that prevents or prohibits, or could prevent or prohibit, consummation of the transactions contemplated by this Agreement; provided, however, that the condition in this Section 7.1.1 shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 6.1 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 7.1.2 Governmental Approvals. All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of a Closing, if any, shall have been obtained, and all filings required by Law shall have been made and any required waiting period thereunder shall have expired or been earlier terminated.

Section 7.2 Additional Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.2.1 Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of each Closing Date in all respects. Buyer shall have received a certificate of Seller, executed by a duly authorized officer of Seller, to that effect.

Section 7.2.2 Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Buyer shall have received a certificate of Seller to that effect.

Section 7.2.3 Authorizing Resolutions. If any Seller is an entity, such Seller shall have delivered to Buyer a certified copy of the minutes of a duly convened and held meeting of the directors, managers or similar authority of such Seller or a duly constituted committee of that board resolving to approve and effect the transactions contemplated by this Agreement.

Section 7.2.4 Board Approval. Prior to each Closing, Buyer shall receive the approval of the board of the directors of the Buyer approving the transactions contemplated by this Agreement to take place at each Closing.

Section 7.2.5 Consents. Each of the consents listed in Section 7.2.5 of the Seller’s Disclosure Schedule must have been obtained and must be in full force and effect.

Section 7.2.6 No Material Adverse Effect. On each Closing Date, there must not have been any Material Adverse Effect.

Section 7.2.7 Stockholders Agreement. A stockholders agreement duly executed by the stockholders, including the Buyer, of the Company (“Stockholders Agreement”), in accordance with the terms attached hereto as Exhibit “A”.

Section 7.2.8 Indebtedness. All Indebtedness, other than trade credit arising in the Ordinary Course of Business, of the Acquired Companies existing prior to the First Closing has been and will be paid off and terminated.

Section 7.2.9 ASC Philippines. The Company shall have dissolved and liquidated ASC Philippines, a wholly owned subsidiary of ASC, prior to the First Closing. In addition, the Company shall have in place agreements that provides that that the Seller shall bear all cost and expense associated with such dissolution and liquidation, in Buyer’s sole discretion.

Section 7.2.10 Key Management. All key management, as determined by Buyer in its sole discretion, shall be employed by the Company. Donald, Clark, Gabrielle Bamba, Candy Okuhama and David John shall have entered into employment agreements with the Company.

Section 7.2.11 Directors. Buyer shall nominate a member to the board of directors of the Company to be appointed to the board of directors of the Company concurrently with the First Closing.

Section 7.2.12 Due Diligence. Buyer has completed and is satisfied, in its sole discretion, with its due diligence with the Company.

Section 7.2.13 Rights of First Refusal. Any rights of first refusal or restrictions on transfer with respect to Seller’s Stock shall have been waived and delivered to Buyer.

If the conditions in this Section 7.2 are not satisfied and the Second Closing does not take place due to the failure of such conditions with respect to the Second Closing, Buyer may still effectuate the transactions contemplated by the Third Closing pursuant to the terms of this Agreement or elect to terminate this Agreement pursuant to Article VIII.

Section 7.3 Additional Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to each Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by Section 11.14 and applicable Law:

Section 7.3.1 Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct at and as of the date of this

Agreement and at and as of each Closing Date in all respects. Seller shall have received a certificate of Buyer, executed by an authorized officer of Buyer, to that effect.

Section 7.3.2 Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Seller shall have received a certificate of Buyer, executed by an authorized officer of Buyer, to that effect.

Section 7.3.3 Closing Payments. Buyer shall have made (or shall have caused to be made) the payments required to be made pursuant to Section 3.1.

Section 7.3.4 Stockholders Agreement. A Stockholders Agreement duly executed by the stockholders, including the Seller, of the Company.

If the conditions in this Section 7.3 are not satisfied and the Second Closing does not take place due to the failure of such conditions with respect to the Second Closing, Seller may still effectuate the transactions contemplated by the Third Closing pursuant to the terms of this Agreement or elect to terminate this Agreement pursuant to Article VIII.

Article VIII

Termination, Amendment and Waiver

Section 8.1 Termination.

This Agreement may be terminated at any time prior to the Third Closing by either the Seller or the Buyer, in their sole discretion.

Section 8.2 Effect of Termination.

In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Seller or Buyer or their respective affiliates, subsidiaries or Representatives with respect to this Agreement, except (a) with respect to Section 6.3, this Section 8.2 and Article XI which shall survive any termination or expiration of this Agreement, (b) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or (c) with respect to any liabilities or damages incurred or suffered by a Party as a breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement with respect to a Closing that was previously consummated. In addition, nothing in this Section 8.1 shall limit or prohibit any Party from seeking, receiving and enforcing specific performance pursuant to Section 11.12 of this Agreement

Article IX

Tax Matters

Section 9.1 Transfer Taxes.

All Transfer Taxes shall be paid 50% by Buyer and 50% by Seller. Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to such Transfer Taxes as may be required by applicable Law.

Article X

Indemnification

Section 10.1 Survival of Representations and Warranties and Covenants.

To the extent that the representations, warranties, agreements and covenants of the Parties contained in this Agreement are to survive the Closing, they shall survive for the applicable respective periods set forth in this Section 10.1 (each a “Survival Period”), and any and all claims and causes of action for indemnification under this Article X arising out of the inaccuracy or breach of any representation, warranty, agreement or covenant of a Party must be made prior to the termination of the applicable Survival Period. The Parties agree that all of the representations, warranties, agreements and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under this Article X shall survive as follows:

Section 10.1.1 all representations and warranties of the Parties shall survive until the date falling eighteen (18) months after a Closing Date; provided, however, that (a) any Seller’s Title, Authorization and Brokers’ Warranty and representations and warranties set forth in Sections 4.23, 4.26 and 4.27 shall survive indefinitely, (b) any fraud or intentional misrepresentation shall survive indefinitely and (c) the representations and warranties set forth in Sections 4.12, 4.13, 4.16 and 4.21 shall survive until the expiration of the applicable stature of limitations;

Section 10.1.2 all covenants, agreements and obligations which by their terms do not contemplate performance after a Closing, shall terminate at the applicable Closing Date and shall not survive a Closing; and

Section 10.1.3 all covenants, agreements and obligations which by their terms contemplate performance after a Closing and expire upon a date certain shall survive until such date certain, and those which do not expire upon a date certain shall survive a Closing in accordance with their terms indefinitely.

Notwithstanding the foregoing (a) any obligations to indemnify, defend and hold harmless pursuant to Section 10.2 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable Survival Period, previously made a claim by delivering a notice of such claim (stating in reasonable detail, to the extent known by the Indemnified Party, the basis of such claim) to the Indemnifying Party in accordance with Section 10.3 and (b) this Section 10.1 shall not limit any covenant or agreement of the Parties which contemplates performance after a Closing.

Section 10.2 Obligation to Indemnify.

Section 10.2.1 Subject to the limitations set forth in this Article X, if a Closing occurs, Seller agree to jointly and severally indemnify, defend and hold harmless Buyer and its directors, officers, employees, affiliates, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitee”), from and against all Losses resulting from:

Section 10.2.1.1  any inaccuracy in or breach of any of the representations and warranties in Article IV;

Section 10.2.1.2 any breach of any of the covenants and agreements of Seller contained in this Agreement,

Section 10.2.1.3 any cost and expense incurred by the Buyer or the Company with respect to the dissolution or liquidation of ASC Philippines; and

Section 10.2.1.4 any proceedings, demands or assessment incidental to any of the matters set forth in Sections 10.2.1.1 or 10.2.1.2 above.

For purposes of this Section 10.2.1, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Seller, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 10.2.2 Subject to the limitations set forth in this Article X, if the Closing occurs, Buyer agrees to indemnify, defend and hold harmless Seller and its stockholders, directors, officers, employees, affiliates, heirs, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitee”), from and against all Losses resulting from:

Section 10.2.2.1 any inaccuracy in or breach of any of the representations and warranties contained in Article V;

Section 10.2.2.2 any breach of any of the covenants and agreements of Buyer contained in this Agreement; and

Section 10.2.2.3 any proceedings, demands or assessment incidental to any of the matters set forth in Sections 10.2.2.1 or 10.2.2.2 above.

For purposes of this Section 10.2.2, any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by Buyer, and the amount of any Losses associated therewith, will be determined without regard to any materiality, material adverse effect or similar qualification.

Section 10.2.3

(a) The Buyer Indemnitee shall be indemnified pursuant to Sections 10.2.1.1 to the extent that the aggregate Losses incurred by the Buyer Indemnitee in connection with such clause exceeds $10,000 (the “Buyer Indemnification Deductible”) and, in such event, indemnification shall be made by Seller only to the extent of such excess, except with respect to indemnification claims related to (i) Seller’s Title, Authorization and Brokers’ Warranty, (ii) any fraud or intentional misrepresentation and (iii) the representations and warranties set forth in Sections 4.6, 4.19, 4.21, 4.23, 4.26 and 4.27 each of which shall not be subject to the Buyer Indemnification Deductible.

(b) The aggregate cumulative and total amount for which Seller shall be liable under Sections 10.2.1.1 shall in no event exceed the Purchase Price, except with respect to indemnification claims related to (i) Buyer Title, Authorization and Brokers’ Warranty and (ii) any fraud or intentional misrepresentation which shall not have any limit.

Section 10.2.4

(a) The Seller Indemnitee shall be indemnified pursuant to Sections 10.2.2.1 to the extent that the aggregate Losses incurred by the Seller Indemnitee in connection with such clause exceeds $10,000 (“Seller Indemnification Deductible”) and, in such event, indemnification shall be made by Buyer only to the extent of such excess, except with respect to indemnification claims related to

(i) Seller’s Title, Authorization and Brokers’ Warranty, (ii) any fraud or intentional misrepresentation and (iii) the representations and warranties set forth in any Buyer Title, Authorization and Brokers’ Warranty, each of which shall not be subject to the Seller Indemnification Deductible.

(b) The aggregate cumulative and total amount for which Buyer shall be liable under Sections 10.2.2.1 shall in no event exceed the Purchase Price.

Section 10.2.5 Notwithstanding anything herein to the contrary, no person shall, in any event, be liable under this Article X to any other person for, and the term “Losses” shall not include, any punitive damages of such other person relating to the breach or alleged breach hereof; provided, however, this Section 10.2.5 does not limit the right of the Buyer Indemnitee or Seller Indemnitee (as the case may be) to obtain indemnity hereunder to the extent that claims of third persons, for which the Buyer Indemnitee or Seller Indemnitee (as the case may be) is otherwise entitled to indemnity under this Article X, have been resolved by judgment, settlement or other obligation to pay any of the types of damages listed in the first part of this sentence

Section 10.2.6 No Party shall be entitled to indemnification under this Article X for any Losses with respect to any covenant or condition waived by the other Party on or prior to the Closing.

Section 10.2.7 The amount of any Losses under Article X sustained by a Buyer Indemnitee or a Seller Indemnitee shall be reduced by any amount received by such Buyer Indemnitee or Seller Indemnitee with respect thereto under any insurance coverage or from any other person, and by the amount of any Tax benefit actually recognized within two (2) years of an applicable Closing Date by the Indemnified Party with respect to the Loss. If a Buyer Indemnitee or Seller Indemnitee recognizes a Tax benefit or receives an amount under insurance coverage or from such other person with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article X, then such Buyer Indemnitee or Seller Indemnitee shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Buyer Indemnitee or Seller Indemnitee, as applicable (less any reasonable costs of recovery in respect thereof).

Section 10.2.8 Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any right to set-off any Losses under this Article X against any payments to be made by such Party pursuant to this Agreement or any other agreement among the Parties.

Section 10.3 Claims Notice.

In the event that either a Buyer Indemnitee or a Seller Indemnitee wishes to assert a claim for indemnification hereunder, such Party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other Party (the “Indemnifying Party”), specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.

Section 10.4 Right to Contest Claims of Third Parties.

Section 10.4.1 The Indemnifying Party shall have the right, but not the obligation, upon written notice to be provided to the Indemnified Party within thirty (30) after the Indemnifying Party’s receipt of the relevant Claims Notice, to investigate, contest, assume the defense of or settle any claim or demand made, or any action, proceeding or investigation instituted, by any person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article X (a “Third Party

Claim”); provided, that the Indemnifying Party (a) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article X without contest or objection, and (b) appoints counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party; provided further, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through Representatives and counsel of its own choosing, cost and expense; and provided further, that the Indemnifying Party shall not settle any Third Party Claim unless (i) such settlement is on exclusively monetary terms, or (ii) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not be unreasonably withheld or delayed. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any judgment arising from, any settlement effected without its consent. If requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making at the sole cost and expense of the Indemnifying Party any counterclaim against the Third Party Claimant, or any cross complaint against any person. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above). Provided the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right in good faith to settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without prior notice to or consent of the Indemnifying Party.

Section 10.4.2 The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

Section 10.4.3 Notwithstanding the foregoing, in no event may the Indemnifying Party assume, maintain control of or participate in the defense of any Third Party Claim involving criminal liability, Taxes or in which any relief other than monetary damages is sought against the Indemnified Party.

Section 10.5 Indemnification Payments.

Any payment under this Article X shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Tax Law and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing. Any indemnification of a Buyer Indemnitee pursuant to this Article X will be jointly and severally satisfied directly by Seller.

Section 10.6 Exclusive Remedy.

Following the Closing, except as otherwise set forth in this Agreement, the indemnities provided for in this Article X shall be the exclusive remedies of the Parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and permitted assigns for any breach of or inaccuracy in any representation or warranty, any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the Parties shall not be entitled to rescission of this Agreement or to any further contract, tort or indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive. Notwithstanding the foregoing, the parties shall have, in addition, to the indemnities provided for in this Article X, such equitable remedies to which such parties may be otherwise entitled, including without limitation the ability to apply to any court of competent jurisdiction for specific performance or injunctive relief.

Article XI

Miscellaneous and General Provisions

Section 11.1 Fees and Expenses.

Subject to Section 8.2 of this Agreement, all costs and expenses incurred by the Parties hereto in connection with this Agreement shall be borne solely and entirely by the Party which has incurred the same.

Section 11.2 Notices.

Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Seller, addressed Seller at:

David J. John

120 Father Duenas Avenue, Suite 110

Hagatna, Guam 96910

Tel: (671) 477-2724

E-Mail: David.John@ASCTrust.com

with a copy to:

Dooley Roberts & Fowler LLP

Suite 201, Orlean Pacific Plaza

866 South Marine Corp. Drive

Tamuning, Guam 96913

Tel: (671) 646-1222

Fax: (671) 646-1223

E-Mail: dooley@guamlawoffice.com

Attention: David Dooley

If to Buyer, addressed to it at:

BankGuam Holding Company

Attn: Lourdes A. Leon Guerrero and Danilo M. Rapadas

111 W. Chalan Santo Papa

Hagatna, Guam 96910

Tel: (671) 472-5300

E-Mail: drapadas@bankguam.com

with a copy to:

Clark Hill PLC

150 North Michigan Ave.

Chicago, Illinois, 60601

Tel: (312) 985-5900

Fax: (312) 985-5999

E-Mail: tsouthwell@clarkhill.com and tbrooks@clarkhill.com

Attention: Todd R. Southwell and Thomas A. Brooks

Section 11.3 Headings.

Section headings herein are established for convenience of reference only and shall not be control or affect the meaning, interpretation or construction of this Agreement.

Section 11.4 Severability.

If any provision of this Agreement, as applied to any part or to any circumstances, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement.

Section 11.5 Entire Agreement.

This Agreement and the Exhibits hereto and all documents delivered pursuant hereto constitute the final, entire, complete and exclusive agreement between the parties hereto pertaining to the subject matter hereof and expressly supersede any and all prior written and oral agreements and understandings between the parties hereto with respect to the subject matter hereof and thereof.

Section 11.6 Assignment.

Neither Party hereto may assign any of his respective duties or obligations under this Agreement without the express written consent of the other Party; except that Buyer may, without the consent of Seller but after providing notice to Seller, assign any of its rights and delegate any of its obligations under this Agreement to any entity that is an Affiliate of Buyer, or to any subsequent acquirer of all or substantially all of the assets of Buyer and may assign any of its rights under this Agreement as collateral security for any lender providing financing to Buyer. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other Person any right or remedy under or by reason of this Agreement.

Section 11.7 Parties in Interest.

Except as set forth in Article X, nothing in this Agreement is intended or shall be construed to give any person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.8 Mutual Drafting.

Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the Parties.

Section 11.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 11.9.1 This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, and construed in accordance with, the laws of the Territory of Guam, without giving effect to conflicts of laws principles that would result in the application of the law of any other country, territory or state.

Section 11.9.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the local courts of Guam or federal court of the United States of America, sitting in the District of Guam, and any appellate court from any thereof, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action in the federal courts located in the Territory of Guam, and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the federal courts located in the Territory of Guam. Each of the parties hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 11.9.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.3.

Section 11.10 Disclosure.

The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Nothing disclosed in any disclosure schedule is intended to or shall be deemed to broaden the scope of any representation or warranty contained in this Agreement.

Section 11.11 Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.12 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement as provided in Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any local or federal court in the Territory of Guam having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Amendment.

No amendment of this Agreement or any provision of this Agreement shall be valid unless such amendment is in writing and signed by Seller and Buyer.

Section 11.14 Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.15 Further Assurances.

From and after the Closing, each of the parties hereto shall use their commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated hereby and to carry out the provisions hereof.

Section 11.16 Other Definitional Provisions.

Section 11.16.1  When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated.

Section 11.16.2 Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 11.16.3 The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 11.16.4 All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

Section 11.16.5 The terms defined in the singular have comparable meanings when used in the plural, and vice versa.

Section 11.16.6 Words of one gender include the other gender.

Section 11.16.7 Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

Section 11.16.8 References to a person are also to its successors and permitted assigns.

Section 11.16.9 The term “dollars” and “$” means United States dollars.

Section 11.16.10 The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

Section 11.17 Time is of Essence.

Time is of the essence of this Agreement and all of the respective obligations of the Parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

BankGuam Holding Company
“Buyer”

By:	/s/
Lourdes A. Leon Guerrero
President & Chair

David J. John
“Seller”

/s/

A-1

GUAM, U.S.A.	)

	)	ss:

CITY OF HAGATNA	)

ON THIS 27th day of May, 2016, before me, a Notary Public in and for Guam, U.S.A., personally appeared Lourdes A. Leon Guerrero, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same as his free and voluntary act for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/
RACINE M. SANTOS
NOTARY PUBLIC

GUAM, U.S.A.	)

	)	ss:

CITY OF HAGATNA	)

ON THIS 27th day of May, 2016, before me, a Notary Public in and for Guam, U.S.A., personally appeared DAVID J. JOHN, known to me to be the person whose name is subscribed to the foregoing instrument, and he acknowledged to me that he executed the same as his free and voluntary act for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/
RACINE M. SANTOS
NOTARY PUBLIC

EXHIBIT “A”

Stockholders Agreement Terms

In connection with the Stock Purchase Agreement between David J. John (“Seller” )and BankGuam Holding Company (“Buyer” and “BGHC”), who together (“Parties”) will control in excess of 50% of Capital Stock of ASC Trust Corporation (“Parties”) outstanding agree to the following provisions meant to govern the actions and relationship among the parties after the First Closing. This governing document will be a stockholders agreement (“Stockholders Agreement”).

•	Board of Directors. Parties agree to elect:
o	At least one BGHC representative to the Board;
o	David J. John or his selected representative to the board.
•	Employment Contracts. Key management of ASC shall agree to continue with the company after the first closing. A five year employment contract will be offered to:
o	David J. John
o	Donald H. Clark
o	Gabrielle Bamba
o	Candy Okuhama
•	Financial Compensation. Mercer Capital’s Enterprise Value includes a structured bonus program for David John, in the amount of 12.5% of EBITDA. This amount will be covered in his employment contract.
•

ASC Philippines. Current management of ASC has agreed to shut down ASC Philippines. The target date for the shutdown of operations is March 31, 2016. However, loose ends will carry past the April 1, 2016 execution date. The existing shareholders of ACS, prior to the First Closing Date,will be responsible for any expenses associated with the office shutdown that occurs past the execution date. This would also hold true for any excess assets to be paid out and or tax deductions computed which would transfer to the existing shareholders.

•

Dividend Policy. The parties have agreed to implement a dividend policy equal to 80% of earnings paid to shareholders of record. The final policy will be implemented by the board after the First Closing.

•	Protective Provisions. The parties have agreed to modify ASC’s By Laws to require 80% shareholder approval to change any of the following:
o	Any borrowing,
o	Changes in the dividend policy,
o	Sale of material assets,

o	Issuance of additional shares,
o	Recapitalization of the Company,
o	Sale of Company Stock,
o	Change in compensation of key employees, and
o	Dissolution of the Company.

EXHIBIT “B”

Mercer Capital Valuation of Enterprise Value of ASC Trust Corporation

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

EXHIBIT “C”

Seller’s Disclosure Statement

Section 4.3.1 and Section 4.5 Ownership Structure and Capitalization:

ASC Trust Corporation:

Common Stock:	4,000 shares
$25 Par Value
$100,000 authorized capitalization
Additional Paid in Capital:	$500,000
Owners as of May 27, 2016:
David John	3,170 shares
Ada’s Trust & Investment	557 shares
Donald Harvey Clark	273 shares

ASC Micronesia:

100% owned by ASC Trust Corporation
Capital Stock	250,000 shares
$1.00 Par Value
$250,000 authorized capitalization

Section 4.14 Employee Benefit Plans:

401k Retirement –Savings Plan

Section 125 Flexible Benefit Plan

Term Life Insurance

Vacation / Sick Leave

Medical & Dental Insurance

Group Life Insurance

Group Disability Insurance

Section 4.16.1 Material Contracts:

Description:	Vendor:	Status
Lease	Ada’s Trust & Invest.	Good standing
Investment Custody	Fidelity	Good standing
Investment Advisory	Raymond James	Good standing
Computer Software	FIS (Sungard)	Good standing
SOC Audit	Ernst & Yong	Good standing

None for all others.